SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 25, 2007
 Date of Report (date of earliest event reported):

BETTER BIODIESEL, INC.
 (Exact name of registrant as specified in its charter)

Colorado	333-67174	84-1153946
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

355 South 1550 West
Spanish Fork, UT 84660
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 990-2810

Mountain States Holdings, Inc.
(Former name or former address, if changed since last report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Section 8 - Other Events

Item 8.01 Other Events.

On July 25, 2007, Better Biodiesel, Inc. (“Better Biodiesel” or the “Company”) sustained a fire to its fuel processor which caused the Company to temporarily suspend fuel production at its 3 million gallons per year production facility in Spanish Fork, Utah. The Company intends to engage an independent engineering firm to analyze the condition and the required repairs of the Company’s fuel processor.

An inspection concluded that the fire was caused by a mechanical malfunction in a transfer line within the reactor section. The damage from the fire was isolated within the reactor container and no other parts of the fuel production plant were affected. The Company intends to repair the fire damaged portion of the processor and believes production could resume within 30-60 days. During this time, in addition to repairing the processor, the Company intends to raise additional capital to expand its production capabilities in order to deliver a higher quantity and quality of ASTM standard biodiesel fuel.

At the time of the incident the plant was being operated primarily to better optimize the design of a new 10 million gallons per year processor, which is the next step in the Company’s plan to fully build out the Spanish Fork site to produce 100 million gallons per year. The Company intends that the engineering firm will (i) evaluate the required repairs and assist the Company in bringing the plant back into production within the projected time frame and (ii) help finalize the design of the new processor.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(b)      Exhibits.

 On July 31, 2007, the Company issued the press release attached hereto as Exhibit 99.5.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated July 31, 2007

BETTER BIODIESEL, INC.

By:	/s/ Ron Crafts
Ron Crafts Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.5	Press Release issued July 31, 2007